CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 27 to Registration Statement No. 033-48266 of Variable Account C of Union Security Insurance Company on Form N-6, of our report dated February 18, 2009, relating to the statements of assets and liabilities of Variable Account C of Union Security Insurance Company as of December 31, 2008, and the related statements of operations for the year then ended and changes in net assets for each of the two years in the period then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 27, 2009